EXHIBIT 99-3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 06/30/2011

		Total Assets (as of 06/30/2011)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 66,032,893,021	$ 2,500,000	1
	JNL Variable Fund LLC	10,569,017,655	2,500,000	1
	JNL Investors Series Trust	1,696,851,921	1,500,000
		Total	$ 6,500,000

		Current Bond Coverage	$ 7,000,000	2

		Excess Coverage	$ 500,000

1	Maximum coverage required.
2	Expires on 06/24/2012
	(Federal Insurance Company (Chubb))